Exhibit 99

NEWS RELEASE	Hamilton Beach Brands Holding Company
4421 Waterfront Dr, Glen Allen, VA , 23060
Tel. (804) 273-9777

FOR FURTHER INFORMATION, CONTACT:
Lou Anne J. Nabhan	For Immediate Release
(804) 418-7745	Wednesday, May 2, 2018

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FIRST QUARTER 2018 RESULTS

Highlights:

•	Q1 2018 consolidated revenues increased 4.5% over Q1 2017 to $146.6 million

•	At the segments, revenues at Hamilton Beach Brands increased 9.9% over Q1 2017 to $125.4 million, while revenues at Kitchen Collection decreased 17.1% to $22.1 million

•	Q1 2018 operating profit at the Hamilton Beach Brands segment increased to $4.0 million from $0.8 million in Q1 2017

•	Reduced Q1 2018 consolidated effective income tax rate of 25.9% versus 37.5% in Q1 2017 as a result of U.S. tax reform legislation

Glen Allen, Virginia, May 2, 2018 - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced consolidated revenues of $146.6 million and a consolidated net loss of $0.4 million, or $0.03 per share, for the first quarter of 2018 compared with consolidated revenues of $140.3 million and a consolidated net loss of $1.4 million, or $0.10 per share, for the first quarter of 2017. The Company’s consolidated effective income tax rate was 25.9% for the first quarter of 2018 compared with 37.5% for the first quarter of 2017.
Consolidated EBITDA was $1.2 million for the first quarter of 2018. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure. For reconciliations from GAAP results to the non-GAAP results, see page 8.
The Company had consolidated cash on hand of $2.4 million as of March 31, 2018 compared with $10.9 million as of December 31, 2017 and $5.6 million as of March 31, 2017. Consolidated debt as of March 31, 2018 was $85.5 million compared with $51.3 million as of December 31, 2017 and $59.0 million as of March 31, 2017. Consolidated debt increased over 2017 primarily as a result of a planned increase in inventory levels to support higher sales forecasts in the first half of 2018 compared with the prior year.

Hamilton Beach Brands - First Quarter Results
Hamilton Beach reported net income of $2.8 million on revenues of $125.4 million for the first quarter of 2018 compared with net income of $0.7 million on revenues of $114.2 million for the first quarter of 2017. Operating profit increased to $4.0 million in the first quarter of 2018 from $0.8 million in the first quarter of 2017.
    Revenues increased in the first quarter of 2018 compared with the first quarter of 2017 primarily in the International and U.S. Consumer markets, mainly as a result of an increase in sales of higher-priced products. Foreign currency movements also contributed to the increase in revenues as both the Mexican peso and Canadian dollar strengthened against the U.S. dollar.
First-quarter 2018 operating profit and net income increased over the first quarter of 2017 primarily due to a significant increase in gross profit, partially offset by higher employee-related costs. Gross profit increased mainly as a result of increased sales of new and higher-margin products, partly offset by an increase in warehouse and transportation costs resulting from the higher sales volumes.

Hamilton Beach Brands - Outlook
The consumer retail market for small kitchen appliances is expected to grow modestly in 2018 compared with 2017. Changing consumer buying patterns, including the migration of sales from in-store channels to internet sales channels, continues to create uncertainty about the go-forward growth prospects for the small appliance category, individual retailers and industry participants. The international and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrades to certain existing products, such as its newest generation of the Hamilton Beach® FlexBrew® coffeemaker, across a wide range of brands, price points and categories in both the consumer and commercial marketplaces. The company continues to pursue opportunities to create or add product lines and brands that can be distributed in high-end or specialty stores and on the internet, including new products under its CHI®-branded garment care line and Wolf Gourmet®-branded product line, both of which are generating incremental revenue. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products, including its new Quantum® high-performance commercial blender and the Otto™ Juice Extractor. Hamilton Beach's robust commercial and consumer product pipeline is expected to affect both revenues and operating profit positively in 2018 and in future periods.
As a result of the current market environment, new or enhanced product introductions and an expected increase in higher-priced, higher-margin product placements resulting from the execution of the company's strategic initiatives, which was a primary driver in the first-quarter 2018 revenue increase, Hamilton Beach's revenues are expected to increase moderately in 2018 compared with 2017. Improvements in revenues are expected in all business divisions, which include U.S. Consumer, International Consumer and Global Commercial. Hamilton Beach expects product demand to continue to increase in the 2018 second quarter over prior year levels based on current customer commitments. Firmer commitments for the second half of the year and the holiday-selling season are expected to occur in the second and third quarters. As a result, Hamilton Beach continues to expect moderate revenue growth in the first half of 2018, with modest growth in the second half of the year, but as better visibility is gained, expectations could be revised.
Benefits from these increased revenues are expected to be partly offset by product cost inflation, which is expected to be mitigated by adjustments to product placements and pricing, as well as increased costs to implement Hamilton Beach's strategic initiatives. As a result, Hamilton Beach's 2018 operating profit is expected to increase moderately compared with 2017. Hamilton Beach continues to closely monitor commodity and other input costs, as well as currency effects, and intends to continue to adjust product prices and product placements as market conditions permit.
    While 2018 operating profit is expected to be moderately higher than in 2017, net income is expected to increase substantially over 2017 as a result of a lower effective corporate income tax rate, as well as the absence of the provisional charge that was recorded in 2017 for U.S. tax reform legislation.

In 2018, cash flow before financing activities is expected to be higher than 2017 and capital expenditures are expected to be approximately $10.5 million, of which $2.3 million was expended in the first quarter.
Longer term, Hamilton Beach continues to work to improve return on sales through economies of scale derived from market growth and its strategic revenue growth initiatives. These initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the e-commerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Wolf Gourmet®, Weston®, Hamilton Beach® Professional and CHI® brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets, and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $3.6 million and revenues of $22.1 million for the first quarter of 2018 compared with a net loss of $2.1 million and revenues of $26.7 million for the first quarter of 2017. At March 31, 2018, Kitchen Collection operated 199 stores compared with 208 stores at March 31, 2017 and 210 stores at December 31, 2017.
Despite effectively maintaining strong gross margins and closing unprofitable stores, these steps could not combat the effect of continued declines in customer traffic to stores. The decreases in revenues and operating results were primarily due to lower comparable store sales from reduced customer traffic and a shift to lower-priced products, which resulted in a decline in the number of store transactions and a decrease in the average sales transaction value. The loss of sales from closing 13 underperforming stores since March 31, 2017 also contributed to the decline in revenues, but had a modestly positive effect on operating results.
The 2018 first quarter net loss increased from the prior year quarter due to an increased operating loss and a decrease in the effective income tax rate under the new U.S. tax reform legislation, which resulted in a smaller tax benefit on the seasonally higher pre-tax loss.

Kitchen Collection - Outlook
The retail environment at physical store locations continues to be unfavorably impacted by changing consumer shopping patterns, which have led to declining consumer traffic to physical locations and reduced in-store transactions as consumers buy more over the internet. These factors are expected to continue to reduce Kitchen Collection's target consumers' spending on housewares and small appliances in mall locations. Given this market environment, Kitchen Collection continues to focus on optimizing its store count for current foot traffic trends.
Over the past several years, the pace of Kitchen Collection® store closings has increased. During the first quarter of 2018, Kitchen Collection closed 11 stores. Currently, approximately 75% of Kitchen Collection's store portfolio is in outlet mall locations and 25% is in traditional malls. Kitchen Collection plans to continue to aggressively manage its store portfolio through natural lease expirations and ongoing renegotiations of rent commitments, as well as early lease terminations if sales at certain stores continue to deteriorate. By the end of 2018, Kitchen Collection has a goal of having approximately 70% of its stores with leases of one year or less, while also maintaining its focus on decreasing the number of stores to a smaller core group of profitable outlet stores in more favorable outlet mall locations. If Kitchen Collection cannot reach acceptable terms with its landlords as leases come up for renewal in the remainder of 2018 and in future periods, the pace of store closings could increase.

As a result of these initiatives, and the first quarter 2018 store closings, Kitchen Collection expects full year 2018 revenues to decrease moderately compared with 2017. Kitchen Collection plans to continue to focus on maintaining strong gross margins, controlling operating expenses and optimizing working capital. However, without an increase in store traffic, the company expects the 2018 operating and net losses to be higher than in 2017. The net loss in the first half of 2018 is expected to be higher than in the first half of 2017 partially resulting from a smaller tax benefit realized on the seasonally higher first half loss. Improvements in operating profit in the second half of 2018 compared with the second half of 2017, as well as the benefit of the lower effective income tax rate on pre-tax income, are expected to result in an increase in net income in the second half of 2018, but not enough to offset the higher net loss in the first half of the year.
Cash flow before financing activities is expected to result in a use of cash in 2018 due to forecasted working capital changes. Capital expenditures are expected to be approximately $0.5 million in 2018, of which $0.1 million was expended in the first quarter of 2018.
Kitchen Collection believes its smaller core store portfolio is well positioned to take advantage of any future customer traffic recovery. Kitchen Collection aims to provide consumers with highly desirable products at affordable prices. Kitchen Collection's continued focus on increasing the average sale per transaction, the average sale closure rate and the number of items per transaction through the continued refinement of its format and improved customer interactions to enhance customers' store experience is expected to enhance the company's performance. This focus on the customer's experience, in combination with improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, closure of underperforming stores and optimizing its expense structure are expected to contribute to improvements in operating results over time.

Hamilton Beach Holding - Outlook
In the current market environment and including the various factors noted in the Hamilton Beach and Kitchen Collection segment outlooks, Hamilton Beach Holding expects 2018 consolidated net income to increase substantially over 2017 primarily due to lower income tax expense. As a result of U.S. tax reform legislation, Hamilton Beach Holding expects its effective income tax rate to be in the range of 26% to 28% in 2018.

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Conference Call
In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Thursday, May 3, 2018 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 2184489, or over the internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 10, 2018. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach's products, (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (13) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in the fourth quarter of 2017 were preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (5) changes in costs of inventory, including transportation costs, (6) delays in delivery or the unavailability of inventory, (7) customer acceptance of new products, (8) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products, and (10) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in the fourth quarter of 2017 were preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for two separate businesses. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.

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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31
	2018	2017
	(In thousands, except per share data)

Revenues	$146,633	$140,282
Cost of sales	108,840	105,705
Gross profit	37,793	34,577
Operating expenses
Selling, general and administrative expenses	37,785	36,670
Amortization of intangible assets	345	345
	38,130	37,015
Operating loss	(337)	(2,438)
Other expense (income)
Interest expense	544	415
Other, net, including interest income	(317)	(682)
	227	(267)
Loss before income tax benefit	(564)	(2,171)
Income tax benefit	(146)	(814)
Net loss	$(418)	$(1,357)

Basic and diluted loss per share	$(0.03)	$(0.10)

Basic and diluted weighted average shares outstanding	13,683	13,673

Cash Dividends on Class A Common and Class B Common per share	$0.085	$—

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31
	2018	2017
	(In thousands)
Revenues
Hamilton Beach	$125,414	$114,154
Kitchen Collection	22,100	26,665
Eliminations	(881)	(537)
Total	$146,633	$140,282

Operating profit (loss)
Hamilton Beach	$3,993	$782
Kitchen Collection	(4,304)	(3,279)
Eliminations	(26)	59
Total	$(337)	$(2,438)

Income (loss) before income tax expense (benefit)
Hamilton Beach	$3,800	$1,102
Kitchen Collection	(4,338)	(3,332)
Eliminations	(26)	59
Total	$(564)	$(2,171)

Net income (loss)
Hamilton Beach	$2,802	$689
Kitchen Collection	(3,638)	(2,143)
Eliminations	418	97
Total	$(418)	$(1,357)

EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	6/30/2017	9/30/2017	12/31/2017	3/31/2018	3/31/2018 Trailing 12 Months
	(In thousands)
Net income (loss)	$1,239	$4,259	$13,765	$(418)	$18,845
Income tax provision (benefit)	760	2,708	15,517	(146)	18,839
Interest expense	462	423	531	544	1,960
Interest income	(1)	—	—	(12)	(13)
Depreciation and amortization expense	1,174	1,227	1,902	1,235	5,538
EBITDA*	$3,634	$8,617	$31,715	$1,203	$45,169

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. Hamilton Beach Brands Holding Company defines EBITDA as income (loss) before income tax provision (benefit), plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.